UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  12/07/2009

Discovery Communications, Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  001-34177

Delaware	35-2333914
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

One Discovery Place
Silver Spring, Maryland 20910
(Address of principal executive offices, including zip code)

240-662-2000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 7, 2009, Discovery Communications, LLC (the "Company"), a wholly-owned subsidiary of Discovery Communications, Inc. announced that Peter Ligouri would be joining the Company to serve as its Chief Operating Officer. The Company has entered into an employment agreement with Mr. Ligouri to serve as our Chief Operating Officer starting January 19, 2010 through January 18, 2013. The employment agreement may be renewed by the parties for an additional one-year term.

Mr. Ligouri's base salary will be $1 million and future salary increases will be reviewed and decided in accordance with the Company's standard practices and procedures for similarly-situated employees, but in no event will Mr. Ligouri's salary be reduced. Mr. Ligouri's annual incentive compensation plan target amount will equal 100% of his base salary. There is no guaranteed bonus amount. Mr. Ligouri will also receive a signing bonus of $200,000 within 20 days of the commencement of his employment. If Mr. Ligouri terminates his employment within one year of his hire date other than for Good Reason, he will be required to repay the signing bonus in full. "Good Reason" means: (a) a material reduction in his duties or responsibilities, (b) a material change in his work location from the Washington D.C. metropolitan area, (c) the change of his reporting relationship to a level below the Company's chief executive officer, or (d) a material breach of the employment agreement by the Company as it relates to the recommendation of Mr. Ligouri to receive the equity awards described below, provided that the Company has been given 60 days notice to cure any such breach and has failed to do so within 30 days of receipt of such notice. Mr. Ligouri is also eligible to participate in and receive any and all benefits the Company generally makes available to its other executives at Mr. Ligouri's level in accordance with the terms and conditions of the applicable plan or arrangement.

During the first 90 days of 2010, Mr. Ligouri will be recommended to be granted non-qualified stock options with a target value of $1,250,000 and performance restricted stock units with a target value of $1,250,000. The performance targets for the restricted stock units have not yet been determined. Mr. Ligouri would also be considered for annual equity grants in 2011 and 2012, in accordance with the Company's normal executive compensation processes and practices.

If Mr. Ligouri's employment is terminated without Cause, or for Good Reason, the Company will make the following severance payments: (a) current salary for the longer of the balance of the term of the employment agreement, 6 months, or the length of time for which Mr. Ligouri would otherwise be eligible to receive severance payments under the Company's severance plan then in effect; (b) the prorated portion of Mr. Ligouri's bonus under the Company's bonus or incentive plan for the year in which the termination occurs (subject to achievement of the applicable performance metrics); and (c) reimbursement for up to 18 months of continued health coverage under COBRA should he be eligible for and elect COBRA benefits, provided that if the severance period is longer than 18 months, Mr. Ligouri would be eligible to receive at the end of the 18 month period an amount equal to the then-current COBRA premium for the number of months remaining in the severance period. These severance amounts are contingent on Mr. Ligouri executing a release in favor of the Company. Additionally, if Mr. Ligouri secures employment or any consulting, contractor or other business arrangement for services during the period during which the Company is providing severance payments, the Company would have the right to reduce the amounts otherwise payable under the employment agreement by the amount Mr. Ligouri receives for those services.   If the Company does not elect to negotiate to renew the agreement, Mr. Ligouri would be entitled to the severance benefits described above.

If Mr. Ligouri's employment is terminated for Cause, for a period of 12 months after the conclusion of his employment, he will not perform any work on, related to, or respecting non-fiction television programming or engage in any activities on behalf of any company or any entity related to nonfiction television programming services for distribution to cable, satellite and/or other multi-channel distribution platforms. If Mr. Ligouri's employment is terminated not for Cause or for Good Reason or the agreement expires according to its terms, he will no longer be subject to the non-competition clause described in the preceding sentence. "Cause" means (a) the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised); (b) conduct constituting embezzlement, material misappropriation or fraud, whether or not related to Mr. Ligouri's employment with the Company; (c) conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company's Code of Business Conduct and Ethics; (d) improper conduct substantially prejudicial to the Company's business; (e) willful unauthorized disclosure or use of Company confidential information; (f) material improper destruction of Company property; or (g) willful misconduct in connection with the performance of Mr. Ligouri's duties.

Mr. Ligouri is also eligible for benefits under the Company's relocation policy for executives at his job level for a relocation in 2011 or 2012. In addition to the benefits under the relocation policy, the Company will provide Mr. Ligouri with an expense payment of $100,000 within the first 30 days of employment, with the expense payment designed to defray, in part, costs such as transitional housing, furniture rental and the purchase of needed household items. The Company has also agreed to reimburse Mr. Ligouri for up to $40,000 for travel expenses incurred in 2010, up to $40,000 for travel expenses incurred in 2011 and up to $20,000 for travel expenses incurred in 2012, provided that these reimbursements will cease to be available in the event that Mr. Ligouri has moved his principal place of residence to the Washington D.C. area. The Company will also provide Mr. Ligouri with a suitable corporate apartment in the Washington, D.C. area for the first six months of his employment (monthly cost not to exceed $5,000) and will reimburse Mr. Ligouri for certain other costs associated with his relocation. If the Company offers renewal of his employment agreement on terms no less favorable than those contained in the agreement, and Mr. Ligouri declines, Mr. Ligouri would be required to repay the Company an amount equivalent to the benefits under the relocation policy described above that were incurred within 12 months prior to the end of the term of Mr. Ligouri's employment.

Prior to joining the Company, Mr. Ligouri, age 49, has been a consultant to Comcast Corp. He also served as Chairman, Entertainment for Fox Broadcasting Company ("Fox") from July 2007 until March 2009 and had served as President, Entertainment for Fox since 2005. Prior to that, Mr. Ligouri served as the President and Chief Executive Officer of FX Networks from 1998 until 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Discovery Communications, Inc.

Date: December 10, 2009	By:	/s/ Joseph A. LaSala, Jr.
Joseph A. LaSala, Jr.
Senior Executive Vice President, General Counsel and Secretary